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                                                                    EXHIBIT 10.7

[LETTERHEAD OF HOLLEY PERFORMANCE PRODUCTS, INC.]

Jeffrey G. King
President and CEO

August 14, 2002

Mr. James D. Wiggins
1930 Oak Knoll Drive
Lake Forest, IL 60045

Dear Jim:

     On behalf of the Board of Directors (the "Board") of Holley Performance Products, Inc. ("Holley" or the "Company"), I am pleased to extend to you this offer of employment on the following terms and conditions:

     TITLE. Chairman and Chief Executive Officer reporting to the Board and member of the Board and of the Executive Committee of the Board.

     SALARY. Your compensation will be $335,000 per annum payable in bimonthly installments, subject to annual review by the Compensation Committee of the Board.

     SEVERANCE. To the extent that your employment with the Company is involuntarily terminated, other than for "Cause" (as defined), the Company will continue to pay your base salary for one year, payable in bimonthly installments.

     BONUS. You will participate in the annual management incentive plan (the "Bonus Plan") approved by the Compensation Committee. Your target annual bonus will be equal to 70% of base salary, subject to the performance targets and other provisions of the Bonus Plan.

     COMMON STOCK PURCHASE. We understand that you wish to purchase up to $500,000 of the Company's common stock and that you will purchase such stock within 60 days of the date of this letter.

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     COMMON STOCK OPTIONS. The Company will grant to you options to purchase shares equal to approximately 5% of the Company's common stock on a fully-diluted basis (excluding options or warrants granted in connection with any financing). Options granted either (i) will be exercisable at the Company's current estimated share price of $0.95 and will vest in three equal installments based on the achievement of reasonable EBITDA and debt reduction targets to be negotiated in connection with the implementation of a new stock option program (the "2002 Option Plan") or (ii) will be exercisable at the original share cost of $1.50 and will vest in three equal annual installments. The Company will consider granting additional options in excess of 5% at a later date and depending on the performance of the Company. All options will have a maximum exercise period of ten years from the date of the initial grant, and will be subject to accelerated vesting in the event of a sale of the Company or an Initial Public Offering of the Company's common stock. To the extent that your employment is involuntarily terminated without "Cause" (as defined), you would be entitled to exercise your vested options during some limited time period, while your unvested options would be canceled.

     BENEFITS. The Company will provide you with a benefits package which will include (i) medical insurance; (ii) life insurance, (iii) 4 weeks paid vacation per year; (iv) a car allowance of $1,500 per month; (v) payment of initiation fees and ongoing dues related to your membership in a business or country club of your choice; (vi) participation in the Company's 401(k) plan; and (vii) a SERP which will conform to the IRS model, be funded in a "rabbi trust", with a matching provision.

     LOCATION. You will maintain a full-time office and secretary at the Company's headquarters in Bowling Green, K.Y. However, you may spend up to 2 days per week working out of an office in the Chicago area. (Time spent at other Holley operations, meeting with the Company's customers, etc, shall be treated as time in the Company's headquarters.) The Company will reimburse you for all reasonable costs of temporary housing in Bowling Green, or another nearby community of your choice, and, to the extent such reimbursement is treated as taxable income to you, will provide you with a "gross-up" for related taxes. In addition, the Company will reimburse you for the costs of relocation from Denver to Chicago and will increase its Relocation Payment allowance by an amount equal to 50% of the amount by which your cost basis in your Denver house exceeds the actual sale price, up to a maximum increase of $85,000.

     EMPLOYMENT DATE. Your target employment date will be August 15, 2002.

     INDEMNIFICATION. Holley will indemnify you for any claims made by Tomkins plc or its affiliates in connection with your non-competition agreement with Gates Group resulting from your role as Chairman and Chief Executive Officer of Holley.

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     Please note that your employment with Holley and the terms of this letter are subject to an affirmative vote of the Company's Board. If you are in agreement with the contents of this letter, please execute both copies in the space provided below and return one copy to me, retaining the other copy for your files. If you have any questions or comments, please do not hesitate to contact me.

Sincerely,


Christopher Lacovara
Member, Compensation Committee

cc: James A. Kohlberg
    Evan Wildstein


Agreed and accepted:


/s/ James D. Wiggins                                         August 16, 2002
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James D. Wiggins                                         Date